Barnes Group Inc. / 1

Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

Barnes Group Inc. Reports Third Quarter 2011
Earnings per Diluted Share of $0.41, up 52%

▪	Quarterly Net Sales grew 12% to $325 million

▪	Quarterly Operating Margin expands to 10.1%, a 150 bps improvement

▪	2011 EPS Guidance updated to $1.43 to $1.48 per diluted share, up 51% to 56% from 2010

BRISTOL, Conn., October 28, 2011 - Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the third quarter 2011. Net sales grew 12 percent to $325.4 million, up from $289.9 million in the third quarter of 2010. Excluding the favorable impact of foreign exchange, net sales were up 10 percent. Net income for the third quarter grew 54 percent to $23.2 million, or $0.41 per diluted share, from $15.1 million, or $0.27 per diluted share, a year earlier.

($ millions; except per share data)	Three months ended September 30,					Nine months ended September 30,
	2011	2010	Change			2011	2010	Change
Net Sales	$325.4	$289.9	$35.5	12.2%		$972.1	$849.9	$122.2	14.4%
Operating Income	$32.9	$24.8	$8.1	32.7%		$95.9	$68.2	$27.7	40.7%
% of Sales	10.1%	8.6%		1.5	pts.	9.9%	8.0%		1.9	pts.
Net Income	$23.2	$15.1	$8.1	53.9%		$64.6	$41.8	$22.9	54.8%
% of Sales	7.1%	5.2%		1.9	pts.	6.7%	4.9%		1.8	pts.
Net Income Per Diluted Share	$0.41	$0.27	$0.14	51.9%		$1.15	$0.75	$0.40	53.3%

“Barnes Group generated double-digit sales growth during the third quarter as our end-markets continued their recovery,” said Gregory F. Milzcik, Barnes Group Inc. President and Chief Executive Officer. “And, as a result of our on-going focus on profitable growth and improved productivity, we delivered a 54 percent increase in net income over last year's third quarter.”

Logistics and Manufacturing Services

•
Barnes Group Inc.'s Logistics and Manufacturing Services segment recorded sales of $151.6 million in the third quarter of 2011, up $12.7 million or 9 percent from last year's third quarter. This segment achieved $10.5 million of organic sales growth from its aerospace aftermarket and North American distribution businesses. Foreign currency translation positively affected third quarter 2011 net sales by approximately $2.2 million.

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Operating profit at Logistics and Manufacturing Services increased 49 percent to $16.0 million, from $10.8 million in the third quarter of 2010. The increase in profitability was positively impacted by higher sales and further productivity improvements in the North American distribution businesses. The aerospace aftermarket business likewise benefited from volume leverage on higher sales. Operating profit increases for the segment were partially offset by costs associated with strategic initiatives and higher management fees related to our Revenue Sharing Programs.

Precision Components

•
Barnes Group Inc.'s Precision Components segment recorded sales of $176.6 million in the third quarter of 2011, up $22.6 million, a 15 percent increase from last year's third quarter. Organic sales grew $17.9 million in the quarter primarily as a result of increases in the segment's North American and European industrial manufacturing businesses and from better performance in the transportation industry, including automotive. Net sales in the segment's aerospace OEM business also achieved double-digit growth. Foreign currency translation positively affected third quarter 2011 net sales by approximately $4.7 million.

•
Operating profit at Precision Components was $16.9 million, an increase of 21 percent. The operating profit improvement resulted from the beneficial impact of higher sales levels combined with productivity gains and lean initiatives. These improvements were offset in part by added costs for strategic and productivity initiatives and increased costs related to outsourcing certain manufacturing processes.

Additional Information

•
The Company's interest expense was $1.9 million, a decrease of $3.3 million from last year's third quarter. The reduction in interest expense was a result of a lower average interest rate and the non-recurrence of debt discount amortization related to the 3.75% Convertible Notes. The lower average interest rate reflects the shift to a higher percentage of variable rate debt due to the retirement of the 7.80% Notes, the redemption of the 3.75% Convertible Notes, which were funded with the variable rate credit facility, and the expiration of the interest rate swap agreements.

•
The Company's effective tax rate for the third quarter of 2011 was 26.1 percent, compared to 20.0 percent in the third quarter of last year. The increase in the effective tax rate was primarily driven by a projected shift in the mix of earnings attributable to higher-taxing jurisdictions, and the effect of an increase in the repatriation of a portion of current year earnings to the U.S.

Revised 2011 Outlook
Barnes Group Inc. now expects 2011 revenue to grow about 13 percent from 2010, and earnings per diluted share to be in the range of $1.43 to $1.48, up 51 to 56 percent from 2010.   Said Milzcik, “The positive trends of improving sales and enhanced profitability is anticipated to carry through to the fourth quarter of this year and we're now expecting to deliver performance that is at the high end of or better than our previous guidance.”
This updated outlook does not include any impact from the potential sale of the Barnes Distribution Europe (“BDE”) business, comprised of the businesses that operate as Kent, BD France and Toolcom, in response to a binding offer from Berner SE.  The offer was received in the third quarter 2011 and is subject to customary conditions and approvals.  Where required by local law, including in France, Barnes Group has initiated a consultation on the proposed transaction with its relevant works councils, trade unions and other employee organizations.  Upon completion of these consultations, the transaction will be subject to consideration and

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approval by Barnes Group's Board of Directors.
Barnes Group's BDE businesses are currently reported within the Company's Logistics and Manufacturing Services segment and had 2010 revenues of approximately $105 million.   If Barnes Group accepts the offer following the consultation processes, it would expect to report its BDE businesses as Discontinued Operations and to record a pretax loss of about $20 million, inclusive of non-cash impairments of long-lived assets and subject to change for various factors, such as foreign currency translation, transaction costs and closing adjustments. The Company expects that EPS reported on a Continuing Operations basis would improve by approximately $0.10 per diluted share if the BDE businesses were to be reported as Discontinued Operations at December 31, 2011.
Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss third quarter 2011 results at 8:30 a.m. EST today, October 28, 2011. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com. The conference call is also available by direct dial at (888) 679-8034 in the U.S. or (617) 213-4847 outside of the U.S. (request the Barnes Group Earnings Call); Participant Code: 59843412.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  The Barnes Group's more than 4,800 dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

Forward-Looking Statements

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, including whether the transaction proposed by Berner SE will be consummated and others described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the current or worsening disruptions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; the impact of the proposed acquisition of the BDE businesses by Berner SE and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Planning and Investor Relations
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2011	2010	% Change	2011	2010	% Change
Net sales	$325,394	$289,901	12.2	$972,098	$849,930	14.4

Cost of sales	210,864	184,989	14.0	621,401	540,833	14.9
Selling and administrative expenses	81,586	80,079	1.9	254,782	240,915	5.8
	292,450	265,068	10.3	876,183	781,748	12.1
Operating income	32,944	24,833	32.7	95,915	68,182	40.7

Operating margin	10.1%	8.6%		9.9%	8.0%

Interest expense	1,917	5,177	(63.0)	7,950	15,273	(47.9)
Other expense (income), net	(425)	773	NM	378	2,161	(82.5)
Income before income taxes	31,452	18,883	66.6	87,587	50,748	72.6

Income taxes	8,207	3,779	NM	22,938	8,992	NM
Net income	$23,245	$15,104	53.9	$64,649	$41,756	54.8

Common dividends	$4,432	$4,373	1.3	$13,197	$13,159	0.3

Per common share:
Net income:
Basic	$0.42	$0.27	55.6	$1.17	$0.75	56.0
Diluted	0.41	0.27	51.9	1.15	0.75	53.3
Dividends	0.08	0.08	—	0.24	0.24	—

Weighted average common shares outstanding:
Basic	55,834,038	55,346,517	0.9	55,325,541	55,428,865	(0.2)
Diluted	56,380,585	55,839,970	1.0	56,095,069	56,048,170	0.1

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2011	2010	% Change	2011	2010	% Change
Net sales
Logistics and Manufacturing Services	$151,600	$138,937	9.1	$456,910	$412,679	10.7
Precision Components	176,598	154,012	14.7	523,974	446,397	17.4
Intersegment sales	(2,804)	(3,048)	8.0	(8,786)	(9,146)	3.9
Total net sales	$325,394	$289,901	12.2	$972,098	$849,930	14.4

Operating profit
Logistics and Manufacturing Services	$16,034	$10,799	48.5	$45,837	$29,296	56.5
Precision Components	16,910	14,034	20.5	50,078	38,886	28.8
Total operating profit	32,944	24,833	32.7	95,915	68,182	40.7

Interest expense	1,917	5,177	(63.0)	7,950	15,273	(47.9)
Other expense (income), net	(425)	773	NM	378	2,161	(82.5)
Income before income taxes	$31,452	$18,883	66.6	$87,587	$50,748	72.6

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$38,843	$13,450
Accounts receivable	225,676	197,715
Inventories	227,463	216,382
Deferred income taxes	31,469	10,449
Prepaid expenses and other current assets	12,179	12,212
Total current assets	535,630	450,208

Deferred income taxes	24,147	42,722
Property, plant and equipment, net	216,263	218,434
Goodwill	389,972	384,241
Other intangible assets, net	281,282	290,798
Other assets	19,323	16,854
Total assets	$1,466,617	$1,403,257

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$8,144	$4,930
Accounts payable	101,322	98,191
Accrued liabilities	103,566	86,602
Long-term debt - current	769	93,141
Total current liabilities	213,801	282,864

Long-term debt	338,828	259,647
Accrued retirement benefits	94,473	112,886
Other liabilities	35,968	35,741

Total stockholders' equity	783,547	712,119
Total liabilities and stockholders' equity	$1,466,617	$1,403,257

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2011	2010
Operating activities:
Net income	$64,649	$41,756
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	43,855	38,988
Amortization of convertible debt discount	1,633	4,251
(Gain) loss on disposition of property, plant and equipment	(400)	253
Stock compensation expense	5,866	5,619
Withholding taxes paid on stock issuances	(1,089)	(287)
Changes in assets and liabilities:
Accounts receivable	(27,462)	(27,671)
Inventories	(11,385)	(19,492)
Prepaid expenses and other current assets	(1,457)	(5,420)
Accounts payable	4,867	11,359
Accrued liabilities	14,119	5,906
Deferred income taxes	1,968	4,469
Long-term retirement benefits	(16,784)	(12,155)
Other	95	(579)
Net cash provided by operating activities	78,475	46,997

Investing activities:
Proceeds from disposition of property, plant and equipment	3,352	1,384
Capital expenditures	(25,169)	(22,463)
Business acquisitions, net of cash acquired	(3,495)	—
Other	(3,424)	(2,393)
Net cash used by investing activities	(28,736)	(23,472)

Financing activities:
Net change in other borrowings	3,023	3,384
Payments on long-term debt	(354,167)	(243,658)
Proceeds from the issuance of long-term debt	339,290	241,667
Premium paid on convertible debt redemption	(9,803)	—
Proceeds from the issuance of common stock	26,829	3,871
Common stock repurchases	(22,369)	(9,014)
Dividends paid	(13,197)	(13,159)
Excess tax benefit on stock awards	8,607	—
Other	(2,098)	(160)
Net cash used by financing activities	(23,885)	(17,069)

Effect of exchange rate changes on cash flows	(461)	(159)
Increase in cash and cash equivalents	25,393	6,297

Cash and cash equivalents at beginning of period	13,450	17,427
Cash and cash equivalents at end of period	$38,843	$23,724

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2011	2010
Free cash flow:
Net cash provided by operating activities	$78,475	$46,997
Capital expenditures	(25,169)	(22,463)
Free cash flow	$53,306	$24,534

Notes:
1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.